Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

JULY 8, 2019

by and among

CITIZENS DEPOSIT BANK AND TRUST, INC.

And

PREMIER FINANCIAL BANCORP, INC.

And

THE FIRST NATIONAL HOLDING COMPANY OF JACKSON

And

THE FIRST NATIONAL BANK OF JACKSON

Exhibit 2.1 - Continued

ii

Exhibit 2.1 - Continued

6.17	Indemnification	38
6.18	Environmental Assessments	39
ARTICLE VII - CONDITION TO CONSUMMATION OF THE MERGER; CLOSING		39
7.01	Conditions to Each Party's Obligation to Effect the Merger	39
7.02	Conditions to Obligation of FNHC	40
7.03	Conditions to Obligation of PFBI	41
7.04	Closing	42
ARTICLE VIII – TERMINATION		42
8.01	Termination	42
8.02	Effect of Termination and Abandonment, Enforcement of Agreement	43
ARTICLE IX – MISCELLANEOUS		43
9.01	Survival	43
9.02	Waiver; Amendment	44
9.03	Counterparts	44
9.04	Governing Law	44
9.05	Expenses	44
9.06	Notices	44
9.07	Entire Understanding; No Third Party Beneficiaries	45
9.08	Interpretation; Effect	45
9.09	Waiver of Jury Trial	45
9.10	Privileged Communications	45

iii

Exhibit 2.1 - Continued

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of July 8, 2019  (hereinafter referred to as this “Agreement”), is entered into by and among CITIZENS DEPOSIT BANK AND TRUST, INC., a Kentucky state chartered bank (hereinafter referred to as “Citizens”), PREMIER FINANCIAL BANCORP, INC., a Kentucky corporation (hereinafter referred to as “PFBI”), THE FIRST NATIONAL HOLDING COMPANY OF JACKSON, a Kentucky corporation (hereinafter referred to as “FNHC”) and THE FIRST NATIONAL BANK OF JACKSON, a national banking association (hereinafter referred to as “Jackson”).
WITNESSETH
WHEREAS, PFBI is a financial holding company under the BHCA and owns all of the outstanding shares of Citizens;
WHEREAS, FNHC is a bank holding company and owns all of the outstanding shares of Jackson;
WHEREAS; Citizens and Jackson have agreed to the merger of a wholly-owned subsidiary of Citizens, to be organized under the laws of the Commonwealth of Kentucky (the “Interim Bank”), with and into Jackson (the “Interim Merger”), so that upon consummation of the Interim Merger Jackson will be a wholly-owned subsidiary of Citizens, immediately after which Citizens shall cause the merger of Jackson with and into Citizens (the “Subsidiary Merger”); and
WHEREAS, prior to the Interim Merger FNHC will merge with and into Jackson (the “Parent Merger”), and all of the shareholders of FNHC prior to the Parent Merger shall be the shareholders of Jackson in the same amounts and percentages of their former interests in FNHC; and
WHEREAS, Citizens has agreed to cause Interim Bank to approve this Agreement and authorize the execution of an Adoption Agreement substantially in the form attached hereto as “Exhibit A” which is incorporated herein by reference; and
WHEREAS, the Board of Directors of Citizens and the Board of Directors of PFBI have approved this Agreement and have authorized the execution hereof in counterparts; and
WHEREAS, the Board of Directors of Jackson and the Board of Directors of FNHC have approved this Agreement, authorized the execution hereof in counterparts, and directed that it be submitted to its shareholders for approval, ratification and confirmation; and
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, PFBI, Citizens, FNHC and Jackson, intending to be legally bound, hereby agree as follows:

Exhibit 2.1 - Continued

ARTICLE I
Certain Definitions
1.01          Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 6.06(a).
“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Aggregate Consideration” has the meaning set forth in Section 3.01(a).
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“Break-Up Fee” has the meaning set forth in Section 6.06(b).
 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
“Consultants” has the meaning set forth in Section 5.03(m)(i).
“Directors” has the meaning set forth in Section 5.03(m)(i).
“Disclosure Schedule” has the meaning set forth in Section 5.01.
“Effective Date” has the meaning set forth in Section 2.04.
“Effective Time” has the meaning set forth in Section 2.04.
“Employees” has the meaning set forth in Section 5.03(m)(i).
 “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

Exhibit 2.1 - Continued

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
“Estimated Aggregate Consideration” has the meaning set forth in Section 3.01(a).
“Estimated Per Share Consideration” has the meaning set forth in Section 3.01(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(b).
“Executive Agreement” shall mean and refer to the Change of Control Agreement between Jackson, FNHC and P.J. Sheffel.
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FNHC Articles” means the Articles of Incorporation of FNHC, as amended.
“FNHC Board” means the Board of Directors of FNHC.
“FNHC Common Shares” means the 5,600 shares of common stock of FNHC issued and outstanding as of the date of this Agreement.
“FNHC’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).
“FNHC Group” has the meaning set forth in Section 5.03(q)(vii).
“FNHC Meeting” has the meaning set forth in Section 6.02.
“FNHC Bylaws” means the bylaws of FNHC, as amended.
“FNHC Shareholder Adoption” has the meaning set forth in Section 5.03(d).
“FRB” means the Board of Governors of the Federal Reserve System.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

Exhibit 2.1 - Continued

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“HOLA” means the Home Owners Loan Act, as amended.
“Information” has the meaning set forth in Section 6.15.
“Intellectual Property” means:  trademarks, service marks, brand names, corporate names, internet domain names, logos, symbols, trade dress and other indications of origin, the goodwill associated with the foregoing, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extensions, modification, or renewal of any such registration or application; patents, patent applications, all improvements thereto, and any renewals, extensions, or reissues thereof; trade secrets; confidential information and know how; and copyrights and copyrightable works.
“Interim Merger” has the meaning set forth in Section 2.01(b).
“Interim Merger Effective Time” has the meaning set forth in Section 2.01(b).
“IRS” has the meaning set forth in Section 5.03(m)(ii).
“Jackson Common Shares” means a share of common stock of the Merged Corporation which as of the Effective Date will be a total of 5,600 common shares.
“Jackson 401(k) Plan” has the meaning set forth in Section 6.10(c).
“KBCA” means the Kentucky Business Corporation Act.
“KDFI” means the Kentucky Department of Financial Institutions.
“Knowledge” means, with respect to PFBI or Citizens, the Knowledge of any officer of PFBI or Citizens with the title of Chief Executive Officer, President or Chief Financial Officer, and, with respect to FNHC or Jackson, the Knowledge of any officer of FNHC or Jackson with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, or Chief Credit Officer.  An officer of PFBI, Citizens, FNHC or Jackson shall be deemed to have “knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter.
“KSS” means the Kentucky Secretary of State.
“Letter of Transmittal” has the meaning given in Section 3.03(c)

Exhibit 2.1 - Continued

“Lien” means any charge, mortgage, pledge, security interest, claim, lien, or encumbrance.
“Material Adverse Effect” means, with respect to PFBI or FNHC, as the context may require, any effect that (a) is or is reasonably likely to be material and adverse to the financial position, results of operations or business of PFBI and its Subsidiaries, taken as a whole, or FNHC and its Subsidiaries taken as a whole, respectively, or (b) would materially impair the ability of either PFBI or FNHC to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (ii) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; (iii) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof or with respect to FNHC or Jackson were taken with the prior consent of PFBI or as otherwise required under this Agreement; (iv) general economic or political conditions or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (v) the announcement or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees.
“Material Contracts” has the meaning set forth in Section 5.03(k)(ii).
“Merger” collectively refers to the Parent Merger, the Interim Merger and the Subsidiary Merger, as set forth in Section 2.02.
“Merged Corporation” has the meaning set forth in Section 2.01(a).
“OCC” means the Office of the Comptroller of the Currency.
“Old Certificates” means stock or share certificates representing Jackson Common Shares outstanding on the Effective Date.  The “Old Certificates” shall have been originally issued as FNHC Common Shares but as a result of the Parent Merger are Jackson Common Shares.
“Parent Merger” has the meaning set forth in Section 2.01(a).
“Parent Merger Effective Time” has the meaning set forth in Section 2.01(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Liens” has the meaning set forth in Section 5.03(u).
“Per Share Consideration” has the meaning set forth in Section 3.01(a).

Exhibit 2.1 - Continued

“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
“PFBI Articles” means the Articles of Incorporation of PFBI, as amended.
“PFBI Board” means the Board of Directors of PFBI.
“PFBI Bylaws” means the bylaws of PFBI, as amended.
“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.
“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).
“Regulatory Orders” has the meaning set forth in Section 5.03(i)(i).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
 “Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.
“Surviving Bank” has the meaning set forth in Section 2.01(c).
“Surviving Corporation” has the meaning set forth in Section 2.01(b).
“Takeover Laws” has the meaning set forth in Section 5.03(o).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority which accrue before the Effective Date, and any transferee liability in respect of any such items.

Exhibit 2.1 - Continued

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
“Treasury” means the United States Department of Treasury.
“Treasury Shares” means FNHC Common Shares held by FNHC or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith; for the avoidance of doubt, Treasury Shares shall not be deemed outstanding Jackson Common Shares after the Parent Merger.

ARTICLE II
The Merger
2.01          The Mergers.

(a)          The Parent Merger.  Upon the terms and subject to the conditions of this Agreement, immediately prior to the Interim Merger Effective Time (the “Parent Merger Effective Time”), FNHC shall merge with and into Jackson (the “Parent Merger”), Jackson shall survive the Parent Merger and continue to exist as a national banking association (Jackson as the surviving corporation in the Parent Merger is sometimes referred to as the “Merged Corporation”), and the separate corporate existence of FNHC shall cease.  At the Parent Merger Effective Time:
(i)          The articles of association of Jackson, as in effect immediately prior to the Parent Merger Effective Time, shall be the articles of association of the Merged Corporation;
(ii)          The bylaws of Jackson, as in effect immediately prior to the Parent Merger Effective Time, shall be the bylaws of the Merged Corporation;
(iii)          Each individual serving as a director of FNHC immediately prior to the Parent Merger Effective Time shall become a director of the Merged Corporation; and
(iv)          Each shareholder of FNHC shall become a shareholder of the Merged Corporation without need for exchanging stock certificates or taking any other act or action and the certificates for FNHC Common Shares shall be deemed the certificates for Jackson Common Shares; each resulting shareholder of the Merged Corporation shall hold the same number and percentage of outstanding shares of the Merged Corporation as such shareholder held in FNHC immediately prior to the Parent Merger.

Exhibit 2.1 - Continued

(b)          The Interim Merger.  Upon the terms and subject to the conditions of this Agreement, immediately prior to Effective Time (the “Interim Merger Effective Time”), Interim Bank shall merge with and into Jackson (the “Interim Merger”), Jackson shall survive the Interim Merger and continue to exist as a national banking association (Jackson, as the surviving corporation in the Interim Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Interim Bank shall cease.  At the Interim Merger Effective Time:

          (i)          The articles of association of Jackson, as in effect immediately prior to the Interim Merger Effective Time, shall be the articles of association of the Surviving Corporation;

(ii)          The bylaws of Jackson, as in effect immediately prior to the Interim Merger Effective Time, shall be the bylaws of the Surviving Corporation;

(iii)          Each individual serving as a director of Jackson immediately prior to the Interim Merger Effective Time shall become a director of the Surviving Corporation; and

(iv)          Citizens will become the sole holder and owner of all Jackson Common Shares outstanding at Interim Merger Effective Time, and the holders and owners of Jackson Common Shares immediately prior to the Interim Merger Effective Time shall be deemed to have exchanged all their rights in the Jackson Common Shares for the rights, benefits, and consideration described in Article III hereof.

(c)          The Subsidiary Merger. Immediately following the Interim Merger, Citizens shall cause Jackson, the Surviving Corporation, to merge with and into Citizens (the “Subsidiary Merger”) under the charter of Citizens subject to the terms and conditions hereof and pursuant to the provisions of the Kentucky Business Corporation Act.  Citizens shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the “Surviving Bank.”  At the effective time of the Subsidiary Merger, the corporate existence of Jackson shall be merged with and into Citizens and continued in Citizens and the separate existence of Jackson shall cease.  Citizens shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of Citizens and Jackson; and all property, real, personal and mixed, and all debts due on whatever account, including subscription to shares, if any, and all choses in action, and all and every other interest of or belonging to or due to Citizens and Jackson, and each of them, shall be deemed to be transferred to and vested in the Surviving Bank, and each of them shall be deemed to be transferred to and vested in the Surviving Bank without further act or deed; and the title to any real estate, or interest therein vested in Citizens and Jackson and each of them, before the Subsidiary Merger, shall not be impaired by reason of the Subsidiary Merger.
At the Effective Time:
(i)          The articles of incorporation of Citizens, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Bank;

Exhibit 2.1 - Continued

(ii)          The bylaws of Citizens, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank; and
(iii)          Each individual serving as a director of Citizens immediately prior to the Effective Time shall remain a director of the Surviving Bank.
2.02          Option to Change Method of Merger.    PFBI may at any time prior to the Effective Time, and at PFBI’s sole cost and expense, change the method of effecting the Parent Merger, the Interim Merger and the Subsidiary Merger (including, without limitation, the provisions of this Article II), if and to the extent PFBI reasonably deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)          Alter or change the tax consequences to FNHC or Jackson or the amount or kind of consideration to which the holders of FNHC Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement or the tax consequences of the transaction on the stockholders of FNHC; or

(ii)           Materially impede or delay consummation of the transactions contemplated by this Agreement.

FNHC, if requested by PFBI, shall enter into one or more amendments to this Agreement in order to effect any such change.
2.03          Effectiveness of Interim Merger, Subsidiary Merger and Parent Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger, Interim Merger and Subsidiary Merger, respectively, shall become effective upon the latest to occur of the following:  (a) the filing of articles or certificates of merger with the appropriate Regulatory Authority; or (b) such later date and time as may be set forth in such articles or certificates of merger.
2.04          Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, PFBI and FNHC shall cause the effective date of the Subsidiary Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires.  The time on the Effective Date when the Subsidiary Merger shall become effective is referred to herein as the “Effective Time”.

ARTICLE III
Merger Consideration.
3.01          Merger Consideration.
At the Effective Time, by virtue of the Interim Merger and without any action on the part of the holder thereof:

Exhibit 2.1 - Continued

(a)          Conversion of Jackson Common Shares.  Subject to Sections 3.03, and except as otherwise provided by paragraphs (b) and (c) of this Section 3.01, each Jackson Common Share after the Parent Merger, issued and outstanding immediately prior to the Interim Merger Effective Time, except for Jackson Common Shares whose holders exercise their rights as dissenting shareholders of Jackson, shall be converted into the right to receive cash in an amount equal to the Aggregate Consideration (defined below) divided by the number of Jackson Common Shares issued and outstanding as of the Effective Date (the “Per Share Consideration”). For purposes of this Agreement, the “Aggregate Consideration” is an amount equal to the following, to be calculated as of the Effective Date:
(i)
The dollar amount of Jackson’s total shareholder equity at the Effective Time, as shown on the Consolidated Balance Sheet of Jackson and FNHC; it being specifically acknowledged and understood that the following items shall have been paid or accrued as an expenditure of Jackson prior to the Effective Time

(A) - the amount of any change in control payments triggered by the transactions contemplated by this Agreement and arising with respect to the termination and satisfaction in full of (x) all employment agreements between Jackson or FNHC on the one hand, and any Employee on the other, if any, and (y) the Executive Agreement, all as required by Section 6.09;

(B) - all amounts directly associated with the termination of bank owned life insurance/split dollar agreements and director indexed fee continuation agreements to the extent required by Section 6.09;

(C) - the fees of ProBank Austin; and

(D) - a $250,000 additional provision to the allowance for loan and lease losses related to items identified during the due diligence period,

PLUS

(ii)	(A) Ten Thousand Dollars ($10,000.00),

(B) - the net dollar amount impact to Jackson’s total shareholder equity resulting from any amounts accrued or expensed related to Jackson’s primary data processing contract termination costs,

(C) - the net dollar amount impact to Jackson’s total shareholder equity resulting from any amounts accrued or expensed related to Jackson employee severance costs described in Section 6.10(b)(2),

(D) – the net dollar amount impact to Jackson’s total shareholder equity resulting from any amounts accrued or expensed and associated with the termination of any agreement at the request of PFBI or Citizens, and

Exhibit 2.1 - Continued

(E) – the net dollar amount impact to Jackson’s total shareholder equity resulting from any amounts accrued or expensed associated with the insurance premiums contemplated by Section 6.17(b).

As of the date of signing this Agreement the Aggregate Consideration was estimated to be $14,784,000 (the “Estimated Aggregate Consideration”), with an estimated Per Share Consideration of $2,640.00 (the “Estimated Per Share Consideration”), which calculation is reflected on Exhibit 3.01(a).  The Aggregate Consideration, calculated as of the Effective Time shall in no event exceed the Estimated Aggregate Consideration by more than ten (10%) percent ($1,478,400) nor shall it be reduced by more than ten (10%) percent ($1,478,400) such that the Per Share Consideration payable to current FNHC Shareholders shall, as of the Effective Time, be between $2,376 per share and $2,904 per share.
(b)          Increase/Decrease in Jackson Common Shares.  If the number of FNHC Common Shares issued and outstanding immediately prior to the Parent Merger Effective Time is different than the number of FNHC Common Shares issued and outstanding as of the date hereof, the Aggregate Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Consideration such that the Per Share Consideration will be the quotient of (A) the Aggregate Consideration divided by (B) the number of Jackson Common Shares issued and outstanding.
(c)          Treasury Shares.  All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
3.02          Rights as Shareholders; Share Transfers.  At the Interim Merger Effective Time, holders of Jackson Common Shares shall cease to be, and shall have no rights as, shareholders of Jackson, other than (a) to receive any dividend or other distribution with respect to such Jackson Common Shares with a record date occurring prior to the Interim Merger Effective Time, (b) to receive the consideration provided under this Article III and (c) with respect to holders of Jackson Common Shares who exercise dissenters rights, such holders’ rights under Subtitle 13 of the Kentucky Business Corporation Act.  After the Interim Merger Effective Time, there shall be no transfers on the stock transfer books of Jackson or the Surviving Corporation of any Jackson Common Shares.
3.03          Exchange and Payment Procedures.
(a)          Exchange Agent.  PFBI’s transfer agent will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.
(b)          Exchange Fund.  At or prior to the Effective Time, Citizens shall deposit or shall cause to be deposited with the Exchange Agent, for the benefit of the holders of Jackson Common Shares, for exchange in accordance with this Article III, an estimated amount of cash (such cash being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding Jackson Common Shares.

Exhibit 2.1 - Continued

(c)          Payment Procedure.  Each holder of record of Jackson Common Shares immediately prior to the Interim Merger Effective Time except for holders of Jackson Common Shares who exercise dissenters rights, shall be entitled to receive an amount of cash into which the aggregate number of Jackson Common Shares held by such Jackson shareholder shall have been converted pursuant to Section 3.01(a).  Transmittal materials (the “Letter of Transmittal”) in a form satisfactory to PFBI and the Exchange Agent shall be mailed by the Exchange Agent as soon as practicable after the Effective Time to each holder of record of Jackson Common Shares as of the Interim Merger Effective Time.  A Letter of Transmittal will be deemed properly completed only if accompanied by the Old Certificates to be converted thereby or, in the case of any lost, stolen or destroyed Old Certificates, customary affidavits, applications for bond or insurance with prepaid premiums, or other customary documentation reasonably requested by the Exchange Agent.  The Letter of Transmittal shall (A) specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent; (B) be in a form and contain any other provisions as PFBI and the Exchange Agent may reasonably determine; (C) include information concerning procedures in the case of lost, stolen or destroyed Old Certificates, including any required bond or insurance; and (D) include instructions for use in effecting the surrender of the Old Certificates.  Upon the effective surrender of the Old Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Old Certificates shall be entitled to receive in exchange therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 3.01(a).  Old Certificates so surrendered shall be canceled.  As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute cash as provided herein.  If there is a transfer of ownership of any shares of Jackson Common Shares not registered in the transfer records of Jackson, the applicable portion of the Aggregate Consideration shall be issued to the transferee thereof only if the Old Certificates representing such Jackson Common Shares are presented to the Exchange Agent, accompanied by all appropriate documents, in the reasonable judgment of PFBI and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.  After the Effective Time, there shall be no further transfer on the records of Jackson of Jackson Common Shares.  No interest will be paid on any cash to be paid in exchange for Jackson Common Shares that any such holder shall be entitled to receive pursuant to this Article III.
(d)          Release of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the shareholders of Jackson for twelve months after the Effective Time shall be paid to Citizens.  Any shareholders of Jackson who have not theretofore complied with this Article III shall thereafter look only to Citizens for payment of such shareholder’s share of the Aggregate Consideration.
(e)          Withholding Rights.  Citizens or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Jackson Common Shares such amounts as Citizens or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise).  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Citizens or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Jackson Common Shares.

Exhibit 2.1 - Continued

(f)          Waiver.  The Surviving Bank may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.
3.04          Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, the Jackson Common Shares held by holders who exercise dissenters’ rights (“Dissenting Holders”) shall not be converted into or represent the right to receive the Per Share Consideration provided in Section 3.01(a).  Dissenting Holders shall be entitled to receive payment of the fair value of the Jackson Common Shares held by the Dissenting Holders in accordance with the provisions of KRS 271B.13-250 of the Kentucky Business Corporation Act, except that all Jackson Common Shares held by Dissenting Holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to payment for their Jackson Common Shares under Subtitle 13 of the Kentucky Business Corporation Act shall be deemed to have been converted into the right to receive and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Consideration provided in Section 3.01(a), without any interest thereon, upon surrender of the Old Certificate(s) that formerly evidenced the holder’s Jackson Common Shares in accordance with Section 3.03.
ARTICLE IV
Actions Pending Consummation of Merger

4.01          Forbearances of FNHC.  From the date hereof until the Parent Merger Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, or as required by an applicable Regulatory Order or specific guidance or direction by a Regulatory Authority, without the prior written consent of PFBI, which consent shall not be unreasonably withheld, delayed or denied (if PFBI does not object within three (3) business days, consent shall be deemed to have been given), FNHC shall not, and shall cause each of its Subsidiaries not to:
(a)          Ordinary Course.  Conduct the business of FNHC and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect upon FNHC’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.
(b)          Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional FNHC Common Shares, other capital stock of FNHC or any Rights, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional FNHC Common Shares or other capital stock of FNHC to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

Exhibit 2.1 - Continued

(c)          Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from wholly-owned Subsidiaries to FNHC, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(d)          Compensation; Employment Agreements.  Enter into, modify, amend, renew or terminate any employment, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of FNHC or its Subsidiaries, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law and except with respect to replacing any employment positions existing on the date hereof or existing between the date hereof and the Effective Date.
(e)          Benefit Plans.  Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of FNHC or its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.
(f)          Dispositions.  Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business.
(g)          Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
(h)          Governing Documents.  Amend the FNHC Articles, the FNHC Bylaws or the articles of incorporation, articles of association, or bylaws (or similar governing documents) of any of FNHC’s Subsidiaries.
(i)          Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

Exhibit 2.1 - Continued

(j)          Material Contracts.  Enter into or terminate any Material Contract or amend, modify, renew or extend in any material respect any of its existing Material Contracts.
(k)          Claims.  Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements.
(l)          Adverse Actions.  Take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Parent Merger Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.
(m)          Risk Management.  Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.
(n)          Borrowings.  Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.
(o)          Indirect Loans.  Make or purchase any indirect or brokered loans.
(p)          Capital Expenditures.  Make any capital expenditure or capital additions or improvements which individually exceed $5,000 or in the aggregate exceed $15,000.
(q)          Lending.  (i) Establish any new lending programs or make any changes in the policies of any Subsidiary of FNHC concerning which Persons may approve loans; or
(ii) originate or issue a commitment to originate any loan in a principal amount in excess of $150,000.
(r)           Taxes.  (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Parent Merger Effective Time; (ii) fail to pay any Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).

Exhibit 2.1 - Continued

(s)          Offices and Facilities.  (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
 (t)          Interest Rates.  Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.
(u)          Foreclosures.  Foreclose upon or otherwise take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment performed pursuant to ASTM E1527-05 thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless FNHC or its Subsidiary has reason to believe such real property may contain any such Hazardous Material.
(v)          Deposit Liabilities.  Except as set forth in the FNHC Disclosure Schedule, cause or permit any material change in the amount or general composition of deposit liabilities.
(w)          Commitments.  Agree or commit to do any of the foregoing.
ARTICLE V
Representations and Warranties

5.01          Disclosure Schedules.  On or prior to the date hereof, PFBI delivered to FNHC a schedule, and FNHC delivered to PFBI a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items responding to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.
5.02          Standard.  Notwithstanding anything in this Agreement to the contrary, no party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect.
5.03          Representations and Warranties of FNHC.  Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, FNHC and Jackson each jointly and severally hereby represent and warrant to PFBI that the following are true and correct:

Exhibit 2.1 - Continued

(a)          Organization, Standing and Authority.  FNHC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  The foreign jurisdictions in which FNHC conducts business are set forth in the FNHC Disclosure Schedule.
(b)          Capital Structure of FNHC.  As of the date of this Agreement, the authorized capital stock of FNHC consists solely of FNHC Common Shares, of which 5,600 shares are outstanding.  As of the date of this Agreement, no FNHC Common Shares were held in the FNHC 401(k) Plan, and no shares of Treasury Stock were held by FNHC or otherwise owned by FNHC or its Subsidiaries.  The outstanding FNHC Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights.  As of the date hereof, except as Previously Disclosed in its Disclosure Schedule:  (A) there are no FNHC Common Shares authorized and reserved for issuance, (B) FNHC does not have any commitment to authorize, issue or sell any FNHC Common Shares or Rights, and (C) FNHC does not have any Rights issued or outstanding with respect to FNHC Common Shares.
(c)          Subsidiaries.
(i)(A)          Jackson is the only Subsidiary of FNHC, (B) FNHC owns all of the issued and outstanding equity securities of Jackson, (C) no equity securities of Jackson are or may become required to be issued by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which Jackson is or may be bound to sell or otherwise transfer any equity securities of Jackson, (E) there are no contracts, commitments, understandings, or arrangements relating to FNHC’s rights to vote or to dispose of such securities, (F) all of the equity securities of Jackson held by FNHC are fully paid and nonassessable and are owned by FNHC free and clear of any Liens, and (G) Jackson has no Subsidiaries.
(ii)          Except as Previously Disclosed, FNHC does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than Jackson.
(iii)          Jackson is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder and is a member of the Federal Home Loan Bank of Cincinnati.
(iv)          Except as Previously Disclosed, Jackson does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(v)          Jackson is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

Exhibit 2.1 - Continued

(d)          Corporate Power.  Each of FNHC and Jackson has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets.  Subject to certain required approvals of FNHC’s shareholders (the “FNHC Shareholder Adoption”) and applicable Regulatory Authorities, each of FNHC and Jackson has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and Jackson the corporate power and authority to consummate the Parent Merger, Interim Merger, and Subsidiary Merger, to which it is a party, in accordance with the terms of this Agreement.
(e)          Corporate Authority; Authorized and Effective Agreement.  Subject to the FNHC Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FNHC and Jackson prior to the date of this Agreement.  This Agreement is a valid and legally binding obligation of FNHC, enforceable against FNHC in accordance with its terms.
(f)          Regulatory Approvals; No Defaults.
(i)          No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FNHC or Jackson in connection with the execution, delivery or performance by FNHC of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and other documents and instruments, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing of the articles or certificates of merger with the KSS pursuant to the KBCA, and if necessary the OCC and (C) the receipt of the approvals set forth in Section 7.01(b).  As of the date hereof, to FNHC’s Knowledge, there is no reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)          Subject to the FNHC Shareholder Adoption, the receipt of the approvals set forth in Section 7.01(b), and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, Material Contract, indenture or instrument of FNHC or of Jackson or to which FNHC or Jackson or their properties are subject or bound, (B) constitute a breach or violation of, or a default under, the FNHC Articles or the FNHC Bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, Material Contract, indenture or instrument.
(g)          Financial Statements; Material Adverse Effect; Internal Controls.

Exhibit 2.1 - Continued

(i)          FNHC has delivered or will deliver to PFBI (A) audited consolidated financial statements for each of the fiscal years ended December 31, 2018, 2017 and 2016, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the reports prepared with respect thereto by Summers, McCrary & Sparks, P.S.C., FNHC’s independent registered public accounting firm, and (B) unaudited consolidated financial statements for the interim period ended May 31, 2019 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income (collectively, “FNHC’s Financial Statements”).  FNHC’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the financial position of FNHC as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal adjustments and the absence of notes thereto.  Except as set forth in FNHC’s Financial Statements, FNHC and its Subsidiaries have no liabilities or obligations as of the date hereof except those incurred in the ordinary course of business.
(ii)          Since December 31, 2018, FNHC and Jackson have not incurred any material liability not disclosed in FNHC’s Financial Statements.
(iii)          Since December 31, 2018, (A) FNHC and Jackson have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) to the Knowledge of FNHC, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, is reasonably likely to have a Material Adverse Effect with respect to FNHC or Jackson.
(iv)          FNHC has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  Since December 31, 2018, neither FNHC, Jackson nor, to the Knowledge of FNHC, any director, officer, employee, auditor, accountant or representative of FNHC or Jackson has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FNHC or Jackson or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNHC or Jackson has engaged in questionable accounting or auditing practices.
(h)          Litigation.  Except as set forth in FNHC’s Disclosure Schedules, no litigation, claim or other proceeding before any court or governmental agency is pending against FNHC or any of its Subsidiaries and, to FNHC’s Knowledge, no such litigation, claim or other proceeding has been threatened.  There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against FNHC or Jackson.
(i)          Regulatory Matters.

Exhibit 2.1 - Continued

(i)          Neither FNHC nor Jackson nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement or enforcement action, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the KDFI, OCC, FDIC and FRB) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities” and individually a “Regulatory Authority”).
(ii)          Neither FNHC nor Jackson has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement or enforcement action, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar arrangement or submission.
(j)          Compliance with Laws.  Each of FNHC and Jackson:
(i)          is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto;
(ii)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FNHC’s Knowledge, no suspension or cancellation of any of them is threatened; and
(iii)          has not received any notification or communication from any Governmental Authority (A) asserting that FNHC or Jackson is not in compliance with any of the statutes, regulations, or ordinances or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist).
(k)          Material Contracts; Defaults.
(i)          Except as set forth in FNHC’s Disclosure Schedule listed under Section 5.03(k), neither FNHC nor Jackson is a party to or is bound by any contract of the following types as of the date of this Agreement, nor is any such contract presently being negotiated or discussed:
(A)          Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $5,000 in any one case or $15,000 in the aggregate in any period of twelve (12) consecutive months;

Exhibit 2.1 - Continued

(B)          Any contract relating to any direct or indirect indebtedness of FNHC or Jackson for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate in any period of twelve (12) consecutive months;
(C)          Any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of FNHC or Jackson;
(D)          Any contract containing covenants limiting the freedom of FNHC or Jackson to compete in any line of business or with any Person or in any area or territory;
(E)          Any partnership, joint venture, limited liability company arrangement or other similar agreement;
(F)          Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of FNHC’s or Jackson’s current or former directors, officers, employees or consultants;
(G)          Any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
(H)          Any contract with any director, officer, employee or consultant of FNHC or Jackson or any Associate of any such director, officer, employee or consultant, or any arrangement under which FNHC or Jackson has advanced or loaned any amount to any of their respective directors, officers, employees and consultants;
(I)          Any contract, whether exclusive or otherwise, with any sales agent, sales representative, franchisee or distributor;
(J)          Other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of FNHC or Jackson;
(K)          Any contract that requires the payment of royalties;
(L)          Any contract pursuant to which FNHC or Jackson has any obligation to share revenues or profits derived from FNHC or Jackson with any other Person;

Exhibit 2.1 - Continued

(M)          Any contract between (i) FNHC or Jackson, on the one hand, and any officer, director, employee or consultant of FNHC or Jackson, on the other hand, and (ii) FNHC or Jackson, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of FNHC or Jackson, on the other hand;
(N)          Any contract pertaining to the sale or purchase from time-to-time by FNHC or Jackson of residential mortgage loans; and
(O)          Any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $10,000 in the aggregate in any period of twelve (12) consecutive months or which is otherwise not in the ordinary and usual course of business.
(ii)          “Material Contracts” shall mean those contracts described in Section 5.03(k)(i) and those on FNHC’s Disclosure Schedule listed under Section 5.03(k).  True, complete and correct copies of all of the Material Contracts have been made available to PFBI.  All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to FNHC or Jackson, as the case may be, and (B) to the Knowledge of FNHC or Jackson, as to the other parties to such Material Contracts.  Except as disclosed in FNHC’s Disclosure Schedule, FNHC and/or Jackson, as applicable, and to the Knowledge of FNHC or Jackson, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts.  Neither FNHC nor Jackson, and to the Knowledge of FNHC and Jackson, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither FNHC nor Jackson, and to the Knowledge of FNHC and Jackson, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed.  Neither FNHC nor Jackson has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of FNHC and Jackson, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.
(l)          Brokerage and Finder’s Fees.  Except for the fees payable to ProBank Austin, neither FNHC nor Jackson has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(m)          Employee Benefit Plans.
(i)          Section 5.03(m) of FNHC’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective, or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of FNHC or Jackson or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which FNHC or Jackson or any ERISA Affiliate has any present liability (the “Compensation and Benefit Plans”).  Neither FNHC nor Jackson nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.  No Compensation and Benefit Plan holds any FNHC Common Shares.

Exhibit 2.1 - Continued

(ii)          Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.   Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”), and, to the Knowledge of FNHC, no circumstances exist which are likely to result in revocation of any such favorable determination letter; or has been adopted on  a prototype plan which has received a current opinion letter from the national office of the IRS.  There is no pending or, to the Knowledge of FNHC, threatened legal action, suit or claim relating to the Compensation and Benefit Plans.  Neither FNHC nor Jackson nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject FNHC or Jackson or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.  No event has occurred or circumstance exists that would reasonably be expected to result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.
(iii)          None of the Compensation and Benefit Plans is subject to Title IV of ERISA.  No liability under Title IV of ERISA has been or, to the Knowledge of FNHC, is expected to be incurred by FNHC or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with FNHC under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”).  None of FNHC, Jackson or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980.  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan.  To the Knowledge of FNHC, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

Exhibit 2.1 - Continued

(iv)          All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which FNHC or Jackson was or is a party have been timely made or have been reflected on FNHC’s financial statements.
(v)          Neither FNHC nor Jackson has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder.  There has been no communication to Employees by FNHC or Jackson that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(vi)          FNHC and Jackson do not maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.
(vii)          With respect to each Compensation and Benefit Plan, if applicable, FNHC has provided or made available to PFBI, true and complete copies of existing:  (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.
(viii)          The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

Exhibit 2.1 - Continued

(ix)          Neither FNHC nor Jackson maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.
(x)          As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of PFBI, FNHC or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of FNHC on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(n)          Labor Matters.  Neither FNHC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is FNHC or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel FNHC or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to FNHC’s Knowledge, threatened, nor is FNHC aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  FNHC and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(o)          Takeover Laws.  FNHC has taken all action required to be taken by FNHC in order to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws” applicable to it, including, without limitation, such Takeover Laws of the State of Kentucky; and (ii) any applicable provisions of the FNHC Articles, the FNHC Bylaws and/or the governing documents of Jackson.
(p)          Environmental Matters.  Neither the conduct nor the operation of FNHC or Jackson nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or, to the Knowledge of FNHC, on which any of them holds a Lien, violates or violated Environmental Laws and, to the Knowledge of FNHC, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws.  Neither FNHC nor Jackson has received any notice from any Governmental Authority that FNHC or Jackson or the operation or condition of any property ever owned, leased, or operated by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

Exhibit 2.1 - Continued

(q)          Tax Matters.
(i)(A)          All Tax Returns that were or are required to be filed by or with respect to FNHC and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of FNHC or its Subsidiaries.  FNHC has made available to PFBI true and correct copies of the federal income Tax Returns filed by FNHC and its Subsidiaries for each of the three most recent fiscal years.  Neither FNHC nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in FNHC’s Financial Statements or that have arisen in the ordinary and usual course of business since December 31, 2018.  The accruals and reserves for Taxes reflected in FNHC’s Financial Statements are adequate for the periods covered.  There are no Liens for Taxes upon the assets of FNHC or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.
(ii)          No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
(iii)          FNHC and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
(iv)          No claim has ever been made by any Governmental Authority in a jurisdiction where FNHC or any of its Subsidiaries does not file Tax Returns that FNHC or such Subsidiary is or may be subject to taxation by that jurisdiction nor, to the Knowledge of FNHC, is there any factual basis for any such claim.
(v)          Neither FNHC nor any FNHC Subsidiary has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.
(vi)          Neither FNHC nor any FNHC Subsidiary has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2013.  No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to FNHC or any FNHC Subsidiary and, to the Knowledge of FNHC, no such audit or other proceeding has been threatened.  No Governmental Authority has asserted, is now asserting, or, to the Knowledge of FNHC, is threatening to assert against FNHC or any FNHC Subsidiary any deficiency or claim for additional Taxes.

Exhibit 2.1 - Continued

(vii)          Neither FNHC nor any FNHC Subsidiary (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which FNHC is or was the common parent corporation (the “FNHC Group”), or (C) has any liability for the Taxes of any person (other than members of the FNHC Group) as a transferee or successor, by contract, or otherwise.
(viii)          Except as Previously Disclosed, neither FNHC nor any FNHC Subsidiary has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.
(ix)          Neither FNHC nor any FNHC Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(x)          There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which FNHC or any FNHC Subsidiary is a party that could be treated as a partnership for Tax purposes.
(r)          Risk Management Instruments.  Neither FNHC nor Jackson is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
(s)          Books and Records.  The books of account, minute books, stock record books, and other similar records of FNHC and Jackson, all of which have been made available to PFBI, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of FNHC and Jackson.  The minute books of FNHC and Jackson contain accurate and complete, in all material respects, records of all meetings of, and corporate action taken by, the shareholders, the FNHC Board or board of directors of Jackson, or committees of the FNHC Board or board of directors of Jackson.
(t)          Insurance.  FNHC’s Disclosure Schedule sets forth a summary of all of the insurance policies, binders, or bonds maintained by FNHC or Jackson.  To the Knowledge of FNHC, FNHC and Jackson are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices.  All such insurance policies are in full force and effect; FNHC and Jackson are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
(u)          Properties.  Section 5.03(u) of FNHC’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by FNHC or Jackson.  FNHC and Jackson have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the FNHC’s Financial Statements as being owned by FNHC as of December 31, 2018, or acquired after such date, except (i) statutory Liens for amounts, including Taxes and assessments, not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business (collectively, “Permitted Liens”).  All leases pursuant to which FNHC or Jackson, as lessee, leases personal property (except for leases that have expired by their terms or that FNHC or Jackson has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to the Knowledge of FNHC, the lessor.

Exhibit 2.1 - Continued

(v)          Loans; Certain Transactions.  Each loan reflected as an asset of FNHC or Jackson on FNHC’s Financial Statements as of December 31, 2018, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, is secured by valid and enforceable Liens which are perfected in accordance with applicable law, and, (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms.  FNHC has received no notice and has no Knowledge that any obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof.  Except as set forth in Section 5.03(v) of FNHC’s Disclosure Schedule, Jackson is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of FNHC or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.  All loans and extensions of credit that have been made by Jackson and that are subject to 12 C.F.R. Part 31, comply therewith.
(w)          Allowance for Loan Losses.  Except as set forth in Section 5.03(w) of FNHC’s Disclosure Schedule, there is no loan which is reflected as an asset of FNHC or Jackson on FNHC’s Financial Statements that (i)(A) is 90 days or more delinquent, (B) has been classified by examiners (regulatory or internal) or by management of FNHC or Jackson as “Substandard,” “Doubtful,” “Loss” or “Special Mention,” or (C) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability.  The allowance for loan losses reflected on FNHC’s Financial Statements was, as of each respective date, determined in accordance with generally accepted accounting principles consistently applied and in accordance with all rules and regulations applicable to FNHC and Jackson and was, as of the respective date thereof, adequate in all material respects under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.
(x)          Repurchase Agreements.  With respect to all agreements pursuant to which FNHC or Jackson has purchased securities subject to an agreement to resell, if any, FNHC or Jackson, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(y)          Deposit Insurance.  The deposits of Jackson are insured by the FDIC in accordance with the FDIA, and Jackson has paid all assessments and filed all reports required by the FDIA.

Exhibit 2.1 - Continued

(z)          Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  FNHC has no Knowledge of and has not been advised in writing of any fact or circumstance exists, which would cause FNHC or Jackson to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law regulation or rule; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act.  FNHC has no Knowledge that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause FNHC or any of its Subsidiaries to undertake any material remedial action.  The FNHC Board (or, where appropriate, the board of directors of Jackson) has adopted and implemented an anti-money laundering program that contains, to the Knowledge of FNHC, adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and FNHC (or Jackson) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(aa)          CRA Compliance.  Neither FNHC nor Jackson has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Jackson has received a CRA rating of satisfactory or better as a result of its most recent CRA examination.  Neither FNHC nor Jackson has Knowledge of any fact or circumstance or set of facts or circumstances which could cause FNHC or Jackson to receive notice of non-compliance with such provisions or cause the CRA rating of Jackson to fall below satisfactory.
(bb)          Related Party Transactions.  Except as set forth in Section 5.03(bb) of FNHC’s Disclosure Schedule, neither FNHC nor Jackson has entered into any transactions with any Affiliate or Associate of FNHC or Jackson (or any Affiliate or Associate of any director, officer or employee of FNHC or Jackson).
(cc)          Prohibited Payments.  FNHC and Jackson have not, directly or indirectly:  (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of FNHC or Jackson for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of FNHC or Jackson, which FNHC or Jackson knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

Exhibit 2.1 - Continued

(dd)          Fairness Opinion.  The FNHC Board has received the written opinion of ProBank Austin, in form and substance typical for transactions of the type contemplated by this Agreement, to the effect that, as of the date hereof, the consideration to be received by the FNHC shareholders in the Merger is fair to the holders of FNHC Common Shares from a financial point of view.
(ee)          Absence of Undisclosed Liabilities.  Other than as set forth in FNHC’s Disclosure Schedule, neither FNHC nor Jackson has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on FNHC on a consolidated basis, except as disclosed in the FNHC Financial Statements.
(ff)          Material Adverse Change.  To the Knowledge of FNHC, neither FNHC nor Jackson has, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2018, that has had or could reasonably be expected to have a Material Adverse Effect on FNHC or Jackson.
          (gg)          Intellectual Property.  FNHC and Jackson own or have the right to use, free and clear of any Lien other than Permitted Liens, all Intellectual Property used, owned, or purported to be owned by them, and (i)(A) FNHC and Jackson do not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any person, and, (B) to the Knowledge of FNHC, no person has asserted to FNHC or Jackson, or brought any claim, action, or proceeding alleging, that FNHC or Jackson has infringed, misappropriated, or otherwise violated any Intellectual Property right, or that any Intellectual Property right of FNHC or Jackson is invalid or unenforceable, and (ii) to the Knowledge of FNHC and Jackson, no person is infringing, misappropriating, or otherwise violating any Intellectual Property right used, owned, or purported to be owned by FNHC or Jackson.
(hh)          Information Technology Security.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FNHC or Jackson, to the Knowledge of FNHC, since December 31, 2016, no party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of FNHC or its Subsidiaries.
(ii)          Disclosure; No Other Representations.  The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading. Except for the representations and warranties contained in this Section 5.03 none of FNHC, Jackson or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of FNHC or Jackson.
5.04          Representations and Warranties of PFBI.  Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, PFBI hereby represents and warrants to FNHC that the following are true and correct:

Exhibit 2.1 - Continued

(a)          Organization, Standing and Authority.  PFBI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.  PFBI is duly qualified to do business and is in good standing in the Commonwealth of Kentucky and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  PFBI is a financial holding company under the BHCA.
(b)          Ownership of FNHC Common Shares.  As of the date of this Agreement, PFBI and its Subsidiaries do not beneficially own any of the outstanding FNHC Common Shares.
(c)          Corporate Power.  Each of PFBI and its Significant Subsidiaries, including but not limited to Citizens, has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, PFBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.
(d)          Corporate Authority; Authorized and Effective Agreement.  This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of PFBI and Citizens.  This Agreement is a valid and legally binding agreement of PFBI, enforceable against PFBI in accordance with its terms.
(e)          Regulatory Approvals; No Defaults.
(i)          No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PFBI or any of its Significant Subsidiaries in connection with the execution, delivery or performance by PFBI of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, and other documents and instruments, as applicable, with the Regulatory Authorities to approve the transactions contemplated by this Agreement; (B) the filings of the articles or certificates of merger with the KSS pursuant to the KBCA and the OCC; and (C) receipt of the approvals set forth in Section 7.01(b).  As of the date hereof, PFBI is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)          Subject to the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of PFBI or of any of its Significant Subsidiaries or to which PFBI or any of its Significant Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the PFBI Articles or PFBI Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

Exhibit 2.1 - Continued

(f)          Sufficient Financial Resources.  PFBI and/or Citizens will have at the Effective Time sufficient financial resources to pay the Aggregate Consideration and to pay any other amounts payable by it pursuant to this Agreement.
(g)          Access to Information; Review of ALLL. PFBI and Citizens are sufficiently aware of and understands FNHC and Jackson’s business affairs and financial condition to reach an informed and knowledgeable decision to enter into this Agreement.  PFBI and Citizens acknowledge that they have had the opportunity to perform due diligence with respect to FNHC and Jackson and have been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, management and representatives of PFBI and Citizens concerning the terms and conditions of the transactions contemplated by this Agreement and the merits and risks associated therewith and any such questions have been answered to PFBI and Citizens’ reasonable satisfaction; (ii) access to information about FNHC and Jackson and their respective financial condition, results of operations, business, properties, management, and prospects sufficient to enable PFBI and Citizens to evaluate their participation in the transactions contemplated by this Agreement; and (iii) the opportunity to obtain such additional information that FNHC and Jackson possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to the transactions contemplated by this Agreement.  PFBI and Citizens have received all information they deem appropriate for assessing FNHC and Jackson’s financial condition and the transactions contemplated by this Agreement.  Nevertheless, no such inquiries nor any other investigation conducted by or on behalf of PFBI and Citizens or their respective representatives or counsel will modify, amend or affect PFBI and Citizens right to rely on the truth, accuracy and completeness of FNHC and Jackson’s representations and warranties contained in this Agreement and the Disclosure Schedules.
 (h)          Disclosure.  The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI
Covenants

6.01          Reasonable Efforts .  Subject to the terms and conditions of this Agreement, each of FNHC, Jackson, PFBI, and Citizens shall use commercially reasonable efforts in good faith to cause consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby.
6.02          Shareholder Approval.  FNHC shall, in accordance with applicable law and the FNHC Articles and the FNHC Bylaws, call, give notice of, and convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the FNHC shareholders for consummation of the Merger (including any adjournment or postponement, the “FNHC Meeting”), as soon as reasonably practicable after the date hereof, but need not be prior to the receipt of all regulatory approvals required to consummate the Merger.  Subject to the exercise by the FNHC Board of its fiduciary duties, the FNHC Board shall recommend that its shareholders adopt this Agreement at the FNHC Meeting.

Exhibit 2.1 - Continued

6.03            Reserved.
6.04          Press Releases.  Upon the execution of this Agreement, PFBI and FNHC shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of PFBI and FNHC.  Neither FNHC nor PFBI will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.
6.05          Access; Information.
(a)          FNHC shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, PFBI and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of FNHC and Jackson, and such other information as PFBI may reasonably request and, during such period, (i) shall furnish promptly to PFBI a copy of each material report, schedule and other document filed by FNHC or Jackson pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of FNHC or Jackson as PFBI may reasonably request. Any information obtained by PFBI and/or its Representatives hereunder shall be held in confidence in accordance with Section 6.16.  FNHC shall invite two Representatives of PFBI selected by PFBI from time to time to attend, solely as observers, all meetings of the FNHC Board (and committees thereof) and Jackson board after the date of this Agreement to the extent the meetings involve matters relating to the general business operations of FNHC or Jackson (and not, for purposes of clarity, to the extent the meetings relate to discussion of this Agreement or the transactions contemplated hereunder); provided, however, that in no event shall such PFBI Representatives be invited to or permitted to attend any executive session of FNHC’s or Jackson’s board or any meeting at which FNHC reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the FNHC Board or Jackson board, as applicable.
(b)          PFBI may hire or engage, at its expense, a mutually-agreeable third party consultant to perform cybersecurity testing and monitoring, including any penetration testing, (based on a mutually-agreeable project scope) in order to confirm that FNHC’s and Jackson’s security systems are free of, and not vulnerable to, security breaches and, if necessary, provide remediation and notices related thereto. PBFI and FNHC shall each receive the results of any such testing and reasonably coordinate their efforts on any potential remediation and notices.

Exhibit 2.1 - Continued

(c)          PFBI will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.15.
(d)          In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same or to be destroyed.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(e)          During the period from the date of this Agreement to the Effective Time, FNHC shall deliver to PFBI the monthly and quarterly unaudited consolidated financial statements of FNHC prepared for its internal use and the report of condition and income of Jackson for each quarterly period completed prior to the Effective Date as the same shall become available.
6.06          Acquisition Proposals; Break Up Fee.
(a)          FNHC shall not, and shall cause its Subsidiaries and the officers, directors, employees, advisors and other agents of FNHC and its Subsidiaries not to, directly or indirectly, take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than PFBI, relating to (i) any acquisition or purchase of all or substantially all of the assets of FNHC and/or any of its Subsidiaries or (ii) any merger, consolidation or business combination with FNHC and/or any of its Subsidiaries (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this Section shall prohibit FNHC from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (I) the FNHC Board, after consultation with and based upon the advice of legal counsel, determines in good faith that is reasonably likely to result in a transaction materially more favorable to the shareholders of FNHC and Jackson from a financial point of view than the transactions contemplated by this Agreement (a “Superior Proposal”) and (II) before furnishing such information to, or entering into discussions or negotiations with, such Person, FNHC provides immediate written notice to PFBI of such action, the identity of the bidder and the substance of such Acquisition Proposal, and in such case the FNHC Board may do any or all of the following: (x) withdraw, modify or change the FNHC Board’s approval or recommendation of this Agreement and the transactions contemplated hereunder; (y) approve or recommend to the FNHC shareholders such Superior Proposal; and/or (z) terminate this Agreement; provided, however, that the FNHC Board shall not take any of the actions referred to in clauses (x), (y) or (z) unless all of the following conditions are satisfied: (1) prior to taking any such action, FNHC has paid the Break-Up Fee prior to taking any such action, the FNHC Board has, in the reasonable exercise of its fiduciary duty under applicable law, approved and recommended the approval of such Superior Proposal by the FNHC shareholders.

Exhibit 2.1 - Continued

(b)          In the event that FNHC and/or any of its Subsidiaries executes a definitive agreement in respect of, or closes, an Acquisition Proposal, FNHC shall pay to PFBI in immediately available funds the sum of Five Hundred Fifty Thousand Dollars ($550,000.00) (the “Break-Up Fee”) immediately after the earlier of such execution or closing, unless, prior to such execution or closing, this Agreement is terminated in accordance with any of Section 8.01 items (a) through (e). PFBI acknowledges and agrees that the Break-Up Fee shall constitute the sole and exclusive remedy available to PFBI, Citizens or any of their respective affiliates with respect to FNHC and/or any of its Subsidiaries negotiating or executing a definitive agreement in respect of, or closing, an Acquisition Proposal.
6.07          Takeover Laws.  No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.
6.08          Regulatory Applications.
(a)          PFBI and FNHC and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to allow PFBI to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement.  In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable.  PFBI agrees that it will consult with FNHC with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep FNHC apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities.  FNHC shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement.  Notwithstanding the forgoing sentence, neither FNHC nor Jackson shall have any right to review and/or inspect any proprietary information submitted by PFBI to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by PFBI in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.
 (b)          FNHC agrees, upon request, to furnish PFBI with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of PFBI or any of its Subsidiaries to any Regulatory Authority.

Exhibit 2.1 - Continued

6.09          Termination of Plans.
(a)          Subsequent to the date of this Agreement and prior to the Effective Time, FNHC and Jackson shall take all steps necessary and appropriate and authorized by relevant law or regulation and as permitted by the relevant primary bank regulator to:
(1)
Terminate pursuant to the terms thereof any and all employment contracts and change in control agreements to which either FNHC or Jackson is a party, including without limitation the Executive Agreement.

(2)
Terminate any defined benefit plan to which either FNHC or Jackson is a party; provided, however, that if all appropriate steps are taken for termination and the defined benefit plan is frozen, the actual termination of any defined benefit plan need not be accomplished prior to, or at, the Effective Date.

(3)
Terminate any and all deferred compensation plans to which FNHC or Jackson are parties, including, without limitation, bank owned life insurance/split dollar agreements and director indexed fee continuation agreements, in full.

PFBI acknowledges and agrees that termination of these plans as required by this section, may require the payment of cash and/or other consideration to affected employees or directors in accordance with the terms thereof and applicable law.
6.10          Employment Matters; Employee Benefits .
(a)          General.  It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give FNHC or Jackson employees any rights other than as employees at will under applicable law, and FNHC and Jackson employees shall not be deemed to be third-party beneficiaries of this Agreement.
(b)          (1)          Employees of Jackson.          PFBI shall consider the current employees of FNHC and Jackson for employment by PFBI or Citizens after the Effective Time.  PFBI agrees that those employees of Jackson who become employees of PFBI or Citizens at the Effective Time, while they remain employees of PFBI or Citizens after the Effective Time, will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Citizens to similarly situated employees of Citizens, except as provided herein.  Citizens and FNHC agree that all employees of FNHC or Jackson at the Effective Time shall be considered “at will” employees and no employment contracts between FNHC or Jackson and any of their employees will extend beyond the Effective Time.  Except as hereinafter provided, with respect to any PFBI or Citizens employee benefit and welfare plan in which Jackson employees are eligible to participate, (i) such plans will take into account for purposes of eligibility, participation, vesting and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plans), the service of such employees with Jackson or FNHC as if such service were with Citizens; (ii) provided a Jackson employee is currently covered under Jackson’s medical and/or health plan at the Effective Time, Jackson employees will not be subject to any waiting periods or preexisting condition limitations under any medical, dental or health plans of Citizens in which they are eligible to participate and may participate, except that Jackson employees hired within 90 days prior to the Effective Time will be subject to the waiting periods, preexisting  condition limitations, and/or eligibility requirements of Citizens’ benefit plans calculated using the Jackson’s date of hire; (iii) Jackson employees will retain credit for unused sick leave and vacation pay which has been accrued as of the Effective Time; and (iv) for purposes of determining the entitlement of Jackson employees to sick leave and vacation pay following the Effective Time, the service of such employees with the Jackson shall be treated as if such service were with Citizens.

Exhibit 2.1 - Continued

(2)          Severance.  PFBI and Citizens agree that each FNHC or Jackson employee who is involuntarily terminated (other than for cause) within one year after the Effective Time, shall receive, upon execution of an appropriate full release, a severance payment equal to two (2) weeks of base pay (at the rate in effect on the termination date) for each year of service at FNHC or Jackson (with credit for partial years of service), with a maximum payment equal to ten (10) weeks of base pay.

“Cause” as used in this Agreement shall mean embezzlement, personal dishonesty causing injury to Jackson or Citizens, gross personal misconduct which is repetitive and results in a decline in the net worth of Jackson or Citizens, breach of a fiduciary duty involving personal profit, conviction of a felony involving personal dishonesty, knowing and willful failure to perform duties, intentional injury to Jackson or Citizens, gross incompetence, falsification of bank records or documents, or any material breach of any term or condition of employment.

(3)          In exchange for the severance pay described in Subsection (2) above, terminated employees will be required to execute a final and binding general release in which the employee releases and waives any and all claims the employee may have against PFBI, Citizens, FNHC and/or Jackson and any and all affiliated entities and persons.
(c)          FNHC 401(k) Plan.  Prior to the Effective Date, but after the receipt of the last to be obtained of either the FNHC Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, the FNHC Board shall adopt a resolution approving the termination of the Jackson 401(k) Plan (the “FNHC 401(k) Plan”) effective as of a date immediately preceding the Effective Date.  In addition, the FNHC Board shall approve the adoption of any amendments to the FNHC 401(k) Plan sufficient to terminate the FNHC 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash.  Following the Effective Date, PFBI, as the successor in interest to FNHC, shall begin the process of distributing benefits under the FNHC 401(k) Plan to plan participants.  PFBI agrees to take all steps necessary or appropriate to accept roll-overs of benefits from the FNHC 401(k) Plan to the PFBI 401(k) plan for employees of FNHC and Jackson who continue as employees of PFBI and its Subsidiaries after the Effective Time, subject to the provisions of the PFBI 401(k) Plan.
(d)          Pension Plans.  Prior to the Effective Date, each Pension Plan document will be amended for all law and regulations in effect as of the date this Agreement is executed to which an amendment to the document is required to be made by the IRS.

Exhibit 2.1 - Continued

6.11          Notification of Certain Matters.  FNHC shall give prompt notice to PFBI of any fact, event or circumstance known to FNHC that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to FNHC or Jackson or (b) would cause or constitute a material breach of any of FNHC’s representations, warranties, covenants or agreements contained herein.
6.12          No Breaches of Representations and Warranties.  Between the date of this Agreement and the Effective Time, without the written consent of PFBI, which consent shall not be unreasonably withheld, delayed or denied, FNHC will not willfully do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.
6.13          Consents.  FNHC shall use all commercially reasonable efforts to obtain any required consents to the transactions contemplated by this Agreement.
6.14          Insurance Coverage.  FNHC shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.
6.15          Correction of Information.  FNHC shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.
6.16          Confidentiality.  Except for the use of information in connection with any governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of FNHC and PFBI pursuant to the terms of this Agreement shall be kept in strictest confidence.  FNHC and PFBI agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement.  FNHC and PFBI agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (a) is or becomes generally available to the public other than through the failure of FNHC or PFBI to fulfill its obligations hereunder, (b) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (c) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information.
6.17          Directors and Officers Indemnification and Insurance.
(a)          Indemnification. Following the Effective Date and for a period of six (6) years thereafter, PFBI shall indemnify, advance expenses to, defend and hold harmless the present directors and officers of FNHC and Jackson (together with their heirs, executors or administrators, an “Indemnified Party”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or omissions arising out of or relating to events which occurred at or prior to the Effective Date (including, but not limited to, the transactions contemplated by this Agreement) to the fullest extent that PFBI is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Kentucky, PFBI’s Articles of Incorporation, PFBI’s By-laws, or any agreement as in effect as of the date hereof.

Exhibit 2.1 - Continued

(b)          Insurance.  For a period of six (6) years from the Effective Date, PFBI shall provide director’s and officer’s liability insurance for present and former officers and directors of FNHC and Jackson with respect to claims against such directors and offices arising from facts or events which occurred at or before the Effective Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as coverage currently being provided by FNHC and Jackson, but in no event shall the premium for said coverage exceed $30,000.  Alternatively, FNHC and Jackson, at their option, may purchase the coverage provided for in this section prior to the Effective Date for a premium not to exceed $30,000 and such expenditure shall not be considered in calculating shareholders’ equity for purposes of Section 3.01 of this Agreement.
(c)          Consolidation or Merger. If PFBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of PFBI shall assume the obligations set forth in this Section.

(d)          Survival. Provisions of this Section shall survive the Effective Date and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.18          Environmental Assessments. FNHC hereby agrees to permit PFBI to engage, at the expense of PFBI, a qualified consultant, mutually agreeable to FNHC and PFBI, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Practice (“Phase I”) of each parcel of real estate owned by FNHC or Jackson, including real estate acquired by Jackson upon foreclosure, it being understood that PFBI has the right, but not the obligation, to conduct any such Phase I.

ARTICLE VII
Conditions to Consummation of the Merger; Closing

7.01          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of PFBI and FNHC to consummate the Merger is subject to the fulfillment or written waiver by PFBI and FNHC prior to the Effective Time of each of the following conditions:
(a)          Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of FNHC.

Exhibit 2.1 - Continued

(b)          Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby, including the approval of all appropriate Regulatory Authorities, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the PFBI Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on PFBI and its subsidiaries taken as a whole after giving effect to the consummation of the Merger  or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the PFBI Board reasonably determines would either before or after the Effective Time be unduly burdensome.  For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to FNHC and/or Jackson, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on PFBI and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)          No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
7.02          Conditions to Obligation of FNHC.  The obligation of FNHC to consummate the Merger is also subject to the fulfillment or written waiver by PFBI prior to the Effective Time of each of the following conditions:
(a)          Representations and Warranties.  The representations and warranties of PFBI set forth in this Agreement shall be true and correct, subject to Section 5.02,  as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and FNHC shall have received a certificate, dated the Effective Date, signed on behalf of PFBI by the chief executive officer and the chief financial officer of PFBI, to such effect.
(b)          Performance of Obligations of PFBI.  PFBI shall have performed in all material respects all obligations required to be performed by PFBI under this Agreement at or prior to the Effective Time, and FNHC shall have received a certificate, dated the Effective Date, signed on behalf of PFBI by the Chief Executive Officer and the Chief Financial Officer of PFBI to such effect.
(c)          Opinion of FNHC Financial Advisor.  The FNHC Board shall have received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from its financial advisor to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date thereof, the Aggregate Consideration is fair, from a financial viewpoint, to the FNHC shareholders, and said opinion as to the fairness, from a financial viewpoint, of the Aggregate Consideration shall not be materially modified, revoked or rescinded prior to the FNHC shareholders meeting.

Exhibit 2.1 - Continued

7.03          Conditions to Obligation of PFBI.  The obligation of PFBI to consummate the Merger is also subject to the fulfillment or written waiver by FNHC prior to the Effective Time of each of the following conditions:
(a)          Representations and Warranties.  The representations and warranties of FNHC set forth in this Agreement shall be true and correct, subject to Section 5.02,  as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect, and PFBI shall have received a certificate, dated the Effective Date, signed on behalf of FNHC and Jackson by the Chief Executive Officer and the Chief Financial Officer to such effect.
(b)          Performance of Obligations of FNHC.  FNHC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PFBI shall have received a certificate, dated the Effective Date, and signed on behalf of FNHC and Jackson by the Chief Executive Officer and the Chief Financial Officer to such effect.
(c)          Consents.  FNHC shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in PFBI’s reasonable opinion have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.
(d)          FIRPTA Certification.  PFBI shall have received a statement executed on behalf of FNHC, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably applicable to PFBI certifying that the FNHC Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.
(e)          Real Estate.  There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Governmental Authority with respect to any real estate owned by FNHC or Jackson, excluding real estate acquired in connection with foreclosure.
(f)          No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on FNHC.
(g)          Consent of PFBI Lender.  PFBI shall have received the consents of First Guaranty Bank of Hammond, Louisiana and The Bankers’ Bank of Kentucky, Inc. of Frankfort Kentucky as may be required by those loan agreements entered into by PFBI with First Guaranty Bank and The Bankers’ Bank of Kentucky, on or before midnight on the forty-fifth (45th) day following the date of this Agreement.  PFBI shall use its best efforts to obtain such consents.

Exhibit 2.1 - Continued

(h)          Name of Surviving Bank.  PFBI and Citizens shall have received either:
(i)	approval from Regulatory Authorities to the use by Citizens of the trade name “Jackson Deposit Bank” at Jackson locations of the Surviving Bank, or
(ii)
written assurance from a market area competitor, satisfactory to PFBI, in its sole discretion, that the Surviving Bank may operate under the Citizens name and trade dress and shall be released from any cause of action asserting confusion of names in any and all judicial proceedings for injunctive or monetary relief.

7.04          Closing  Subject to Article VII of this Agreement, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Huntington, West Virginia on the Effective Date or such other location as the parties may agree.
ARTICLE VIII
Termination

8.01          Termination.  This Agreement may be terminated, and the Merger may be abandoned:
(a)          Mutual Consent.  At any time prior to the Effective Time, by the mutual written consent of PFBI and FNHC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
(b)          Breach.  At any time prior to the Effective Time, by PFBI or FNHC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.
(c)          Delay.  At any time prior to the Effective Time, by PFBI or FNHC upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by December 31, 2019, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

Exhibit 2.1 - Continued

(d)          No Approval.  By FNHC or PFBI upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied (other than as a result of the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein) by a final, non-appealable action of the Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority or (ii) the FNHC shareholders fail to adopt this Agreement and approve the Merger at the FNHC Meeting.
(e)          Regulatory Order.  By PFBI upon written notice to FNHC if a Regulatory Authority issues any Regulatory Order relating to FNHC or Jackson, and PFBI determines, in its sole discretion, that such Regulatory Order has or would have a Material Adverse Effect on FNHC or Jackson.
(f)          Superior Proposal. By FNHC, upon written notice to PFBI, pursuant to Section 6.06(a).
(g)          Payment Pursuant to Section 6.06.  Upon a payment made to PFBI in accordance with Section 6.06(b), this Agreement shall automatically terminate without further act or action by either FNHC or PFBI.
8.02          Effect of Termination and Abandonment, Enforcement of Agreement.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Section 9.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.  Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.
ARTICLE IX
Miscellaneous

9.01          Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10, 6.16 and 6.17 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(c), 6.05(d), 6.06, 6.16, 8.02, and this Article IX, which shall survive such termination).

Exhibit 2.1 - Continued

9.02          Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the FNHC Meeting, this Agreement may not be amended if it would violate the KBCA.
9.03          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument.  Signatures transmitted by facsimile shall have the same effect as original signatures.
9.04          Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Kentucky applicable to contracts made and to be performed entirely within the Commonwealth of Kentucky.
9.05          Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.  All fees to be paid to Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be shared equally between PFBI and FNHC.
9.06          Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

Exhibit 2.1 - Continued

If to FNHC, to:	First National Holding Company of Jackson P.O. Box 640, 1126 Main Street Jackson, KY 41339 Attention: Philip J. Sheffel
With a copy to:	Frost Brown Todd LLC 400 W. Market Street, Suite 3200 Louisville, KY 40202 Attention: Nathan L. Berger Email: nberger@fbtlaw.com
If to PFBI, to:	Premier Financial Bancorp 2883 Fifth Avenue Huntington, West Virginia 25702 Attention: Brien M. Chase, Senior Vice President and Chief Financial Officer
With a copy to:	Dinsmore & Shohl LLP 611 Third Avenue Huntington, WV 25701 Attention: Thomas J. Murray, Esq. and Daniel J. Konrad, Esquire

9.07          Entire Understanding; No Third Party Beneficiaries.  This Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement).  Except as described in Article 2, Article 3, Section 6.10 and Section 6.17, nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.08          Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
9.09          Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
9.10          Privileged Communications. The parties hereto hereby agree, on their own behalf and on behalf of their directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns, that Frost Brown Todd LLC (or any successor, “FBT”) may represent any past or present director, shareholder, partner, officer or employee of FNHC or Jackson, in each case, in connection with any action or obligation arising out of or relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby.  PFBI and Citizens further irrevocably acknowledge and agree that all communications, written or oral,

Exhibit 2.1 - Continued

between FNHC, Jackson, or any director, shareholder, partner, officer or employee of FNHC or Jackson and its counsel, including FBT, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or action arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to PFBI or Citizens, and instead survive, remain with and are controlled by the pre-Merger shareholders of FNHC (the “Privileged Communications”), without any waiver thereof.  PFBI and Citizens agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of FNHC or Jackson or otherwise in any action against or involving any of the parties after the consummation of the Merger, and PFBI and Citizens agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of FNHC or Jackson or otherwise.

[Remainder of Page Intentionally Left Blank]

Exhibit 2.1 - Continued

AGREEMENT AND PLAN OF MERGER
Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

THE FIRST NATIONAL HOLDING COMPANY OF JACKSON

By:      /s/ P.J. Sheffel
Name:  P.J. Sheffel
Title:    President/CEO

THE FIRST NATIONAL BANK OF JACKSON

By:      /s/ P.J. Sheffel
Name:  P.J. Sheffel
Title:    President/CEO

PREMIER FINANCIAL BANCORP, INC.

By:       /s/ Robert W. Walker
Name: Robert W. Walker
Title:   President & CEO

CITIZENS DEPOSIT BANK AND TRUST, INC.

By:      /s/ Michael R. Mineer
Name: Michael R. Mineer
Title:   President & CEO

Exhibit 2.1 - Continued

Exhibit3.01(a)

Book Value 3/31/2019 Call Report	14,977,000
Less the following
Executive Employment Agreement Termination	(387,500)
Termination of BOLI	(122,045)
Fees of Pro Bank Austin	(150,000)
Additional Provision for Loan Losses	(250,000)
Estimated Income Tax Effect	149,625
Adjusted Shareholder Equity	14,217,080
Plus	10,000
Estimated Purchase Price in Section 3.01 if closed on 3/31/2019	14,227,080
Plus the estimated net increase in the fair value of the investment portfolio thru the Effective Time	224,000
Plus the estimated net income from March 31,2019 thru the Effective Time.	333,000
14,784,080

Exhibit 2.1 - Continued

EXHIBIT A

ADOPTION AGREEMENT

THIS ADOPTION AGREEMENT, made and entered into as of this ___ day of July, 2019, by and among FBJ INTERIM BANK, INC. ("Interim Bank"), CITIZENS DEPOSIT BANK AND TRUST, INC. ("Citizens"), PREMIER FINANCIAL BANCORP, INC. (“PFBI”), THE FIRST NATIONAL HOLDING COMPANY OF JACKSON. (“FNHC”), and THE FIRST NATIONAL BANK OF JACKSON (“Jackson");
WHEREAS, Citizens, PFBI, FNHC and Jackson have entered into an Agreement and Plan of Merger dated as of the 8th day of July, 2019 ("Agreement"), to which this Adoption Agreement is attached, and which Agreement is incorporated herein by reference; and
WHEREAS, the Agreement provides that Citizens shall cause Interim Bank to be organized and shall cause Interim Bank to execute and enter into an Adoption Agreement in substantially the form of this Adoption Agreement so as to cause Interim Bank to be bound by the applicable terms and provisions of the Agreement; and
WHEREAS, Interim Bank has been organized;
NOW, THEREFORE, in consideration of the foregoing premises which are not mere recitals but an integral part hereof and in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:
1.          Interim Bank hereby joins in and agrees to be bound by the terms and conditions of the Agreement applicable to it to the same extent as if Interim Bank were an original party thereto.
2.          Interim Bank agrees that it shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all actions on its part to be taken so as to permit the consummation of the Agreement and the Interim Merger (as defined in the Agreement) at the earliest possible date, and that it shall cooperate fully with Citizens, PFBI, FNHC and Jackson to that end.

Exhibit 2.1 - Continued

3.          Interim Bank represents and warrants to and covenants with Citizens, PFBI, FNHC, and Jackson that:
3.1          Interim Bank is a banking corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.
3.2          Interim Bank has the corporate power to execute and deliver this Adoption Agreement and to merge with Jackson pursuant to the Agreement and has taken or will have taken at the Effective Time of the Interim Merger all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Interim Merger and the consummation of the transactions contemplated hereby; and this Adoption Agreement and the Agreement are or at the Effective Time of the Interim Merger will be valid and binding agreements of Interim Bank in accordance with their terms.
IN WITNESS WHEREOF, Citizens, PFBI, FNHC, Jackson and Interim Bank have caused this Agreement to be executed by their duly authorized officers as of the date first above written, pursuant to resolutions adopted by the boards of directors of Citizens, PFBI, FNHC, Jackson and Interim Bank, acting by a majority thereof.
[Signatures on following page]

Exhibit 2.1 - Continued

CITIZENS DEPOSIT BANK AND TRUST, NC.

By _____________________________________
Michael R. Mineer, President
          and Chief Executive Officer

ATTEST

________________________________
Its Secretary

PREMIER FINANCIAL BANCORP, INC.

By _____________________________________
Robert W. Walker, President
          and Chief Executive Officer

ATTEST

________________________________
Its Secretary

THE FIRST NATIONAL HOLDING COMPANY OF JACKSON

By _____________________________________
_____________, President and
Chief Executive Officer

ATTEST

________________________________
Its Secretary

Exhibit 2.1 - Continued

THE FIRST NATIONAL BANK OF JACKSON

By _____________________________________
_______________, President

ATTEST

________________________________
Its Secretary

FBJ INTERIM BANK, INC.

By _____________________________________
Michael R. Mineer, President

ATTEST

________________________________
Its Secretary

The undersigned, being all of the Directors of Interim Bank, do hereby join in the foregoing Agreement to evidence their consent and agreement thereto:

_______________________________________

_______________________________________

_______________________________________

_______________________________________

_______________________________________